           EXHIBIT 5.1

[STAFFORD ROSENBAUM LLP LETTERHEAD]

Madison Gas and Electric Company
133 South Blair Street
Madison, Wisconsin  53703

Ladies and Gentlemen:

We refer to the filing of a Registration Statement on Form S-3 (the “Registration Statement”) by Madison Gas and Electric Company (“Company”) with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Act”) relating to the issuance and sales of a presently indeterminate number of medium-term notes (“Notes”) which will be issued pursuant to the terms of an Indenture dated September 1, 1998, between the Company and JPMorgan Trust Company, N.A. (“Note Indenture”), which Note Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (“39 Act”).

We are also familiar with the Amended and Restated Articles of Incorporation and the Amended and Restated By-Laws of the Company and all amendments thereto and resolutions of the Board of Directors of the Company relating to the Registration Statement.

In this connection, we have examined or caused to be examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company and others as we have deemed necessary or appropriate as a basis for the opinions set forth herein.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.  As to any facts material to the opinion expressed herein which were not independently established or verified by us, we have relied upon statements and representations of certain officers and other representatives of the Company and others.

Based upon the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that:

1.

The Company is a corporation validly existing and in good standing under the laws of the State of Wisconsin.

2.

The Company has the full right, power and authority to execute, deliver and perform its obligations under the Notes.

3.

The filing of the Registration Statement and the issuance, sale and delivery of the Notes have been duly authorized by the Company's Board of Directors.

We are further of the opinion that no approval of any state or federal regulatory authority, other than the approval of the Public Service Commission of Wisconsin,  the Commission under the Act and the 39 Act is required with respect to the proposed offering, issuance and sale of the Notes.

For purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of each series of Notes, the authorization thereof by the Company will not have been modified or rescinded.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states and the District of Columbia to the sale of Notes to be registered pursuant to the Registration Statement.

Such opinions are limited to the laws of the State of Wisconsin and the General Corporation Law of the State of Wisconsin. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm included in or made part of the Registration Statement.

Very truly yours,

/S/  STAFFORD ROSENBAUM LLP

JBE:enm

cc:

Kenneth G. Frassetto, Director-Treasury Management

and Shareholder Services, Madison Gas and Electric Company